SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DYNAMICS RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	04-2211809
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

TWO TECH DRIVE

ANDOVER, MASSACHUSETTS 01810-2434

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series B Preferred Stock Purchase Rights	NASDAQ Global Market

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): NA

Securities to be registered pursuant to Section 12(g) of the Act: None

ITEM 1.	Description of the Registrants’ Securities to be Registered

Dynamics Research Corporation (the “Company”) hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2008 relating to the Rights Agreement, dated as of July 23, 2008 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company (the “Rights Agent”).

On December 20, 2013, the Company and the Rights Agent entered into an amendment (the “Rights Amendment”) to the Rights Agreement. Pursuant to the Rights Amendment, the Rights Agreement has been amended to provide that none of the execution and delivery of the Agreement and Plan of Merger, dated as of December 20, 2013 (the “Merger Agreement”), by and among the Company, Engility Corporation (“Parent”), Engility Solutions, Inc. (the “Merger Sub”), the execution and delivery or performance of tender and voting agreements by and among Parent, Merger Sub and the directors and certain officers of the Company (collectively, the “Related Agreements”), the announcement of the transactions described in the Merger Agreement, the completion of the Offer or the Merger (each as defined in the Rights Amendment) or the other transactions contemplated by the Merger Agreement, the issuance or exercise of the Top-Up Option (as defined in the Rights Amendment) or the consummation of transactions required by or provided for in the Merger Agreement or the Voting Agreements will be deemed to result in (i) the occurrence of a “Stock Acquisition Date”, a “Distribution Date” or a “Common Stock Event” (each as defined in the Rights Agreement) or (ii) the classification of our officers and directors, Parent, Merger Sub or any of their respective affiliates as an “Acquiring Person” (as defined in the Rights Agreement).

The foregoing summary of the Rights Amendment does not purport to be complete and is subject to and qualified in its entirety by, reference to the full text of the Rights Amendment, a copy of which has been filed as Exhibit 4.1 hereto and is incorporated herein by reference.

ITEM 2.	Exhibits

4.1	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 20, 2013, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DYNAMICS RESEARCH CORPORATION

Dated: December 23, 2013	By:	/s/ David Keleher
David Keleher
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

4.1	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 20, 2013, between the Company and American Stock Transfer & Trust Company, as Rights Agent.